434 Fayetteville Street, Suite 600, Raleigh, NC 27601

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

SUMMUS RAISES $4M IN ADDITIONAL WORKING CAPITAL

Investors exhibit confidence by exercising warrants

Raleigh, N.C. — March 3, 2005 —Summus, Inc. (USA) (OTCBB: SUMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announces that the Company has raised more than $4M in operating capital through the exercise of warrants.

Under the terms of the transaction, Summus received approximately $4,037,000 from the exercise of approximately 12,400,000 warrants to purchase shares of Summus’ common stock, which were originally issued in connection with previous private placements of Summus’ preferred stock and common stock. With the addition of this $4M in operating capital, Summus currently has $5.6M in cash with which to pay off its senior debt and grow the company. Through the exercise of these warrants, the Company was able to raise funds from existing shareholders instead of raising capital through additional private placements.

“These funds will be used to pursue partnerships with additional top tier brands, to expand our marketing campaigns on new and existing mobile products, and to seek out international opportunities,” said Gary Ban, CEO of Summus.

“The mobile media business is a burgeoning new market that is the focus of a great deal of investment activity. With these additional funds, we are in a better competitive position to fully exploit the opportunities that lie before us. Further, our track record of sequential revenue growth reflects our ability to establish a substantial presence in this market. As a result, we anticipate that the positive momentum in our overall revenue growth will bring us closer to becoming cash flow positive.

Mr. Ban continued: “I would like to extend our gratitude to our loyal and committed investor base who have supported the company and its management team during this formative period of growth. We expect to continue advancing shareholder value as we move forward.”

A Current Report on Form 8-K has been filed with the Securities and Exchange Commission, which provides additional information on this financing and related transactions.

Summus, Inc. (USA)
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

About Summus
Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 30 mobile phone applications deployed through 26 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.
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